Exhibit 10.1
SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (hereinafter referred to as “Release” or “Agreement”) is executed by and between Scott E. Schara (“Executive”) and Forward Air Corporation (“Forward Air” or the “Company”) (Executive and Forward Air are, collectively, the “Parties”). This Release is also in favor of and for the benefit of all of Forward Air’s subsidiaries, holding companies, predecessors, parent corporations, affiliates, related companies and joint ventures, divisions, officers, directors, agents, representatives, supervisors, employees, attorneys, heirs, successors or assigns (“Affiliates”).
WHEREAS Executive has elected to voluntarily resign his position as Chief Commercial Officer of Forward Air, effective April 30, 2022 (“Resignation Date”);
WHEREAS Executive has advised Forward Air that he has accepted employment with BlueGrace Logistics (“BlueGrace”) as BlueGrace’s CCO/President of Brokerage;
WHEREAS Executive currently is subject to the attached Participation and Restrictive Covenants Agreement (“Participation Agreement”) between Forward Air and Executive; and
WHEREAS Executive seeks to ensure that his employment with BlueGrace does not violate Section 6 of his Participation Agreement (“the Non-Competition Provision”).
THEREFORE, for the consideration contained in this Release, Executive, being of lawful age, hereby agrees on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, successors and assigns as follows:
1.    Executive hereby forever and fully remises, releases, acquits and discharges Forward Air (including its Affiliates), of and from any and all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, arrangements, promises, obligations, warranties, trespasses, torts, injuries, losses, damages, claims, demands or other liability or relief of any nature whatsoever, whether known or unknown, foreseen or unforeseen, resulting or to result, whether in law or in equity, or before administrative agencies or arising out of any matter, cause or event occurring on or prior to the Effective Date of this Agreement, including, but not limited to, any and all claims of any nature arising out of or in any way relating to Executive’s employment relationship with Forward Air or Executive’s termination of that employment. Notwithstanding the foregoing, Executive does not purport to release Forward Air from claims arising out of facts occurring after the Effective Date of this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from (a) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or its state equivalent agency, or (b) participating in any investigation or proceeding conducted by the EEOC or its state equivalent agency. If Executive files a charge with the EEOC or its state equivalent agency, or if one is filed on Executive’s behalf, Executive forever waives and relinquishes Executive’s right to recover damages resulting from any such charge Executive may file or that may be filed by any person or agency on Executive’s behalf. Further, nothing in this Agreement shall be construed as prohibiting Executive from making any report or disclosure that is protected under the whistleblower

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provisions of federal law or regulation.

2.     This Release is given in consideration of the following:
(A) Forward Air (and its Affiliates) agrees to waive enforcement of the Non-Competition Provision of the Participation Agreement as it relates to Executive’s employment with BlueGrace. The Parties agree that, with the exception of the Non-Competition Provision as provided above, the provisions of the Participation Agreement remain in full force and effect.
(B) Forward Air (and its Affiliates) agrees to waive the repayment of relocation expenses called for in the offer letter to Executive dated July 23, 2020.
3.    During the twelve-month period following the Resignation Date, and within the Territory, Executive shall not, directly or indirectly, provide products or services to any Forward Air Customer (except BlueGrace) with which Executive had business contact during the last twelve months of his employment with Forward Air, for the purpose of selling or providing the Customer any products or services competitive with those of Forward Air or its Affiliates. For purposes of this provision, “Territory” and “Customer” are defined in the Participation Agreement.
4.    Executive agrees to cooperate with, and provide assistance to, Forward Air in any pending or future legal matter for which Executive's assistance may be requested by Forward Air.
5.    Executive acknowledges the consideration outlined in paragraph 2 above to be in full accord and satisfaction of any and all claims Executive has or may have against Forward Air up to the Effective Date of this Release, including, without limitation, claims related to Executive’s employment and the resignation of Executive’s employment.
6.    The consideration set forth in paragraph 2 above to Executive shall not in any way be construed as an admission by Forward Air of any wrongdoing or liability related to or in connection with the employment of Executive or the resignation of Executive’s employment. No statement in this Release or payment made pursuant to this Release constitutes, nor should it be deemed to constitute, an admission by Forward Air of any violation of law or any wrongdoing whatsoever.
7.    Executive affirms that Executive has otherwise been paid all compensation due to Executive, including any wages or salary due.
8.    Without limiting the generality of the foregoing, Executive specifically releases Forward Air and its Affiliates from any and all claims Executive may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”). Executive understands and acknowledges that Executive has the right to consult with an attorney, and Executive acknowledges that Executive is hereby advised to consult with an attorney prior to executing this Release. Executive understands that Executive may, before executing this Agreement, consider its terms for a period of twenty-one (21) calendar days; that if Executive chooses to sign and return this Agreement in less than twenty-one (21) calendar days, Executive does so of

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Executive’s own free will and volition; and that the consideration Executive received for this Agreement is in addition to amounts to which Executive was already entitled. Executive also understands that any modifications, material or otherwise, made to this Release do not restart, extend or affect in any manner the original 21-day deliberation period. Executive further understands that Executive may revoke this Agreement within seven (7) calendar days after Executive’s execution of this Agreement by providing written notice of revocation to:

Michael Hance
Chief Legal Officer
mhance@forwardair.com

This Agreement will not be effective until the eighth (8th) calendar day after execution (the “Effective Date”). By entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed.

9.    With the exception of the Participation Agreement, which remains in full force and effect as provided in Section 2 of this Agreement, this Release constitutes the entire agreement between Executive and Forward Air pertaining to the subject matter contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral, concerning the subject matter contained in this Agreement, with the exception of any restrictive covenant agreement into which the parties have previously entered. It is expressly understood and agreed that this Release may not be altered, amended, modified or otherwise changed in any respect whatsoever except in writing duly executed by the undersigned and an authorized representative of Forward Air.
10.    It is understood and agreed that the provisions of this Release are severable and, should any provision or provisions hereof be found unenforceable, the other provisions shall remain fully valid and enforceable.

11.    The nature, validity, and effect of this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Georgia and appropriate federal laws. Any actions hereunder shall be brought exclusively in the state of Georgia, and Executive consents to personal jurisdiction for the purposes of any such action.

Executive:		For Forward Air:

Scott Schara		By:	/s/ Michael Hance
Executive's Printed Name

/s/ Scott Schara		Title:	Chief Legal Officer
Executive’s Signature

Date:	04/20/22	Date:	04/20/22

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